Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements Nos. 33-71744, 33-88812, 33-87308, 333-46613, 333-92395, 333-49890, 333-73208, 333-98285, 333-113614, 333-115342 and 333-150258 of Kopin Corporation on Form S-8 and in Registration Statements Nos. 333-72956 and 333-55928 of Kopin Corporation on Form S-3 of our report dated March 17, 2008 relating to the consolidated financial statements of KoBrite Corporation and Subsidiary appearing in this Annual Report on Form 10-K/A of Kopin Corporation in Exhibit 99.1 for the year ended December 30, 2006.

/s/ Deloitte & Touche

Taipei, Taiwan

The Republic of China

September 23, 2008